Control No.	Maximum Primary Subscription Shares Available:
Number of Rights Issued:

SUBSCRIPTION CERTIFICATE
THE HERZFELD CARIBBEAN BASIN FUND, INC.
SUBSCRIPTION RIGHTS FOR COMMON STOCK
THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME
ON NOVEMBER 6, 2014 (unless extended)

IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST COMPLETE THIS CARD AND RETURN IT TO THE SUBSCRIPTION AGENT.

Dear Stockholder:

You are entitled to exercise the Rights issued to you as of October 9, 2014, the Record Date for the Offer, to subscribe for the number of shares of common stock (the “Shares”) of The Herzfeld Caribbean Basin Fund, Inc. (the “Fund”) shown on this Subscription Certificate pursuant to the primary subscription upon the terms and conditions specified in the Fund’s prospectus dated [____], 2014 (the “Prospectus”). The terms and conditions of the Offer set forth in the Prospectus are incorporated by reference herein. Capitalized terms not defined herein have the meanings attributed to them in the Prospectus. As a holder of Rights, you are entitled to purchase one Share for every three Rights you exercise. In accordance with the Over-Subscription Privilege, as a holder of Rights, you are also entitled to subscribe for additional Shares, if Shares remaining after the exercise of Rights pursuant to the Primary Subscription are available and if you have fully exercised all Rights issued to you. If sufficient Shares remain after completion of the Primary Subscription, all over-subscriptions will be honored in full. If sufficient Shares are not available after completion of the Primary Subscription to honor all over-subscriptions, the Fund may increase the number of Shares subject to subscription by up to 50% in order to cover such over-subscription requests. To the extent the Fund determines not to issue additional Shares to honor all over-subscriptions, the available Shares will be allocated among those who over-subscribe based on the number of Rights originally issued to them by the Fund, so that the number of Shares issued to shareholders who subscribe pursuant to the Over-Subscription Privilege will generally be in proportion to the number of Shares owned by them on the Record Date. The Fund will not offer or sell any Shares which are not subscribed for pursuant to the Primary Subscription or the Over-Subscription Privilege.

In order to exercise your Rights, you must present to Boston Financial Data Services, Inc. by 5:00 p.m., Eastern time, on November 6, 2014 (unless extended, the “Expiration Date”), either (1) a properly completed and executed subscription certificate and a money order or check drawn on a bank located in the United States of America and payable to The Herzfeld Caribbean Basin Fund, Inc. for an amount equal to the number of Shares subscribed for under the primary subscription and over-subscription (if applicable) multiplied by the estimated Subscription Price of $[____] or (2) a Notice of Guaranteed Delivery guaranteeing delivery of (i) a properly completed and executed subscription certificate and (ii) a money order or check drawn on a bank located in the Continental United States and payable to The Herzfeld Caribbean Basin Fund, Inc. for an amount equal to the number of Shares subscribed for under the primary subscription and oversubscription (if applicable) multiplied by the estimated Subscription Price of $[___].

If a Notice of Guaranteed Delivery is used, a properly completed subscription certificate, together with payment in full, as described above, must be received by Boston Financial Data Services, Inc. no later than November 11, 2014, unless the Offer is extended. See “The Offering—Method of Exercising Rights” and “The Offering—Payment for Shares” in the Prospectus.

No later than November 20, 2014, Boston Financial Data Services, Inc. will send you a confirmation (or, if you own your shares through a depository or nominee, to such depository or nominee), showing (i) the number of Shares acquired pursuant to the primary subscription, (ii) the number of Shares, if any, acquired pursuant to the over-subscription privilege, (iii) the per share and total purchase price for the Shares, and (iv) any additional amount payable by you or any excess to be refunded to you. Any excess payment to be refunded will be mailed as promptly as practicable.

Participants in the Fund’s dividend reinvestment plan (the “Plan”) will have any shares of Common Stock acquired pursuant to the primary subscription or over-subscription privilege credited to their stockholder dividend reinvestment accounts in the Plan.

Stockholders whose shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or their broker dealers’ behalf will have any Shares acquired during the subscription period credited to the account of Cede & Co. or other depository or nominee. Shares acquired pursuant to the oversubscription privilege will be certificated and stock certificates representing these Shares will be sent directly to Cede & Co. or other depository or nominee. With respect to all other stockholders, stock certificates for all Shares acquired pursuant to the primary subscription or over-subscription privilege will be mailed promptly after payment for the Shares subscribed for has cleared.

To subscribe for your primary subscription shares, please complete line “A” on the card below.

SAMPLE CALCULATION:

150 Shares = 150 Rights. The maximum number of primary subscription Shares would be 150. The number of Rights to be issued to a stockholder on the Record Date will be rounded up to the nearest whole number of Rights; no fractional Rights will be issued.

A.	150	=	50	x	$[___]	=	$[____]
	(No. of Rights)		(No. of Shares)		(Estimated Subscription Price)		(Payment to be remitted)

Please note that $[___] is an estimated Subscription Price only. The Subscription Price will be determined on November 6, 2014, the Expiration Date (unless extended), and could be higher or lower than the estimated Subscription Price depending on changes in the net asset value and share price of the Common Stock.

To subscribe for any Shares pursuant to the over-subscription privilege, please complete line “B” below. Please Note: Only Record Date Stockholders who have exercised their primary subscription in full may apply for Shares pursuant to the oversubscription privilege.

METHOD OF EXERCISING RIGHTS:

Please send this completed and executed subscription certificate and full payment for the Shares subscribed for pursuant to the primary subscription and the over-subscription privilege to:

By First Class Mail:	By Express Mail or Overnight Courier:
Boston Financial Data Services, Inc. The Herzfeld Caribbean Basin Fund, Inc. Rights Offering Attention: Corporate Actions Event Center P.O. Box 55025 Boston, MA 02205	Boston Financial Data Services, Inc. The Herzfeld Caribbean Basin Fund, Inc. Rights Offering Attention: Corporate Actions Event Center 30 Dan Road Suite 55025 Canton, MA 02021

Confirm by telephone: 1-781-930-4900. Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

THESE SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE

SECTION 1: DETAILS OF SUBSCRIPTION

PLEASE FILL IN ALL APPLICABLE INFORMATION.

EXPIRATION DATE: NOVEMBER 6, 2014

A.	Primary subscription:		=		x	$[___]**	=	$
	(3 Rights = 1 Share)	(Rights exercised)		(No. of Shares requested rounded down to nearest whole share)		(Estimated Subscription Price)

B.	Over-subscription privilege*:				x	$[___]**	=	$
				(No. of Shares requested)		(Estimated Subscription Price)

C.	Total amount of check or money order enclosed (total of A + B):						=	$

*	You can only over-subscribe if you are a Record Date Stockholder and you have fully exercised your primary subscription Rights.

**
$[___] per share is an estimated price only. The Final Subscription Price will be determined on November 6, 2014, the Expiration Date (unless extended), and could be higher or lower than the estimated Subscription Price depending on changes in the net asset value and share price of the Common Stock.

SECTION 2. TO SUBSCRIBE:

I acknowledge that I have received the Prospectus for the Offer, and I hereby irrevocably subscribe for the number of Shares of Common Stock indicated as the total of A and B hereon upon the terms and conditions set forth in the Prospectus.

I understand and agree that I will be obligated to pay any additional amount to the Fund if the Subscription Price as determined on the Expiration Date is in excess of the $[___] per Share estimated Subscription Price.

I hereby agree that if I fail to pay for the Shares of Common Stock for which I have subscribed, the Fund may exercise any of the remedies set forth in the Prospectus.

(Signature(s) of Subscriber(s)

(Address for delivery of Shares if other than shown on front) If permanent change of address, check here Please give your telephone number: ( )_______